Exhibit 99.1
Press Release
Thor Announces Preliminary Sales for Quarter, 9 Months; Retail RV Sales in Quarter; Backlog.
Wednesday May 2, 1:47 pm ET
JACKSON CENTER, Ohio, May 2 /PRNewswire-FirstCall/ — Thor Industries (NYSE: THO — News) announced today preliminary sales for the quarter and 9 months ended April 30, 2007.
Sales in the quarter were $788 million, down 8% from $858 million last year. RV sales were $682 million, down 12% from $777 million last year. Excluding estimated hurricane related sales last year of $9 million, RV revenues were down 11%. Bus sales were a record $106 million, up 31% from $81 million last year.
Sales in the 9 months were $2.1 billion, down 7% from $2.3 billion last year. RV sales were $1.81 billion, down 11% from $2.03 billion last year. Excluding estimated hurricane related sales of $122 million last year, RV revenues were down 5%. Bus sales were a record $291 million, up 26% from $230 million last year.
RV retail sales in the quarter, excluding hurricane related sales last year, were 23,427 units, up 4% from last year, according to the company’s internal tracking system. Thor also announced that its RV market share year-to-date through February had increased in motor homes to 13.3% from 12.6% and in travel trailers and fifth wheels to 32.5% from 32.4% according to Statistical Surveys.
Backlog on April 30, 2007 was $593 million, down 15% from $698 million last year. RV backlog was $378 million, down 25% from $501 million last year. Towables backlog was $267 million, down from $369 million last year. Motor home backlog was $111 million, down from $132 million last year. Bus backlog was $215 million, up 9% from $197 million last year.
Thor is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses.
This release includes “forward looking statements” that involve uncertainties and risks. There can be no assurance that actual results will not differ from the Company’s expectations. Factors which could cause materially different results include, among others, the success of new product introductions, the pace of acquisitions and cost structure improvements, competitive and general economic conditions, and the other risks set forth in the Company’s filings with the Securities and Exchange Commission.
Source: Thor Industries, Inc.

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